UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 25, 2010

BIO-key International, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-13463 (Commission File Number)	41-1741861 (I.R.S. Employer Identification No.)

3349 Highway 138, Building D, Suite B

Wall, NJ 07719

(Address of principal executive offices)

(732) 359-1100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 1.01         Entry into a Material Definitive Agreement

On March 26, 2010, BIO-key International, Inc. (the “Company”) entered into an Employment Agreement, effective as of March 25, 2010 (the “Agreement”), with Michael W. DePasquale, the current Chief Executive Officer of the Company.  Pursuant to the Agreement, Mr. DePasquale shall continue to serve as Chief Executive Officer of the Company until March, 24, 2011. The agreement automatically renews for subsequent one-year terms, unless the employment relationship is terminated by either party, or modified in accordance with the terms and conditions of the Agreement.

Under the Agreement, Mr. DePasquale will be paid the annual base salary of $250,000, subject to adjustment by the Board or Compensation Committee. In addition to the Base Salary, a “Performance Bonus” may be awarded to Mr. DePasquale on the basis of the Company achieving certain corporate and strategic performance goals, as determined by the Board in its sole discretion. The Company may terminate the Agreement at any time with or without cause. In the event of termination without cause, Mr. DePasquale shall continue to be paid his then current base salary for the greater of nine months from the date of such termination or the number of months remaining until the end of the term of the Agreement. There is a Change of Control provision that occurs if Mr. Depasquale is not offered continued employment with the Company or any successor, or within five years following such Change of Control, the Company or any successor terminates the Mr. Depasquale’s employment without Cause, then Mr. Depasquale is to be paid his Base Salary and benefits earned but unpaid through the date of termination, and any prorated bonus earned during the then current bonus year, plus two times his then current Base Salary.

The Agreement contains standard and customary confidentiality, non-solicitation and “work made for hire” provisions as well as a covenant not to compete which prohibits Mr. DePasquale from doing business with any current or prospective customer of the Company or engaging in a business competitive with that of the Company during the term of his employment and for the one year period thereafter.

A copy of the Agreement was filed as Exhibit 10.93 in the Company’s December 31, 2009 Form 10-K, filed on March 26, 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIO-KEY INTERNATIONAL, INC.
Date: March 30, 2010

	By:	/s/ Cecilia C. Welch
Cecilia C. Welch
Chief Financial Officer